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                                                           EXHIBIT 10.10


                    PAYMENT IN LIEU OF TAX AGREEMENT

      THIS AGREEMENT, dated as of February 1, 1994 by and between ONEIDA COUNTY INDUSTRIAL DEVELOPMENT AGENCY, a New York public benefit corporation having an office at Oneida County Airport Terminal Building, Oriskany, New York 13423 (the "Agency"), and SPECIAL METALS CORPORATION, having an office at 4317 Middle Settlement Road, New Hartford, NY 13413 (the "Company").

      WHEREAS, the Agency is authorized and empowered by the provisions of Title 1 of Article 18-A of the General Municipal Law, Chapter 24 of the Consolidated Laws of New York, as amended, (the "Enabling Act"), and Chapter 372 of the 1970 Laws of New York, as amended, constituting Section 901 of said General Municipal Law (said Chapter and the Enabling Act being hereinafter collectively referred to as the "Act") to promote, develop, encourage and assist in the acquiring, constructing, reconstructing, improving, maintaining, equipping and furnishing of, among others, industrial facilities for the purpose of promoting, attracting and developing economically sound commerce and industry in order to advance the job opportunities, health, general prosperity and economic welfare of the people of the State of New York, to improve their prosperity and standard of living, and to prevent unemployment and economic deterioration; and

      WHEREAS, by resolution adopted June 1, 1993 (the "Resolution") , the Agency indicated its intent: (i) to acquire the Project Facility described in the following paragraph and (ii) to lease (with an obligation to purchase) the Project Facility to the Company or such other person as may be designated by the Company and agreed upon by the Agency; and

      WHEREAS, the Project Facility consists of the acquisition of land (the "Land") located in the Town of New Hartford County of Oneida, State of New York, and described on attached Exhibit A, buildings (the "Facility") on the Land, and certain equipment (the "Equipment") (the Land, the Facility and the Equipment being hereinafter referred to as the "Project Facility") , all for the use as a manufacturing facility; and

      WHEREAS, the Agency has agreed to accept title to the Project Facility pursuant to a deed and bill of sale of even date herewith;

      WHEREAS, the Agency will simultaneously lease the Project Facility to the Company pursuant to a lease agreement (the "Lease") dated the date hereof by and between the Agency and the Company; and


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      WHEREAS, the Agency has agreed to accept title to, and execute the Lease of, the Project Facility in order to advance the job opportunities, health, general prosperity and economic welfare of the people of the State of New York.

      WHEREAS, it is the intention of, and anticipated by, the Agency and the Company that the Project Facility will be exempt from real property taxes,

general property taxes, general school district taxes, general assessments, service charges or other governmental charges of a similar nature levied and/or assessed upon the Project Facility or the interest therein of the Company or the occupancy thereof by the Company (the "Exempt Taxes"), commencing March 1, 1994, because the Project Facility is, or will be, under the jurisdiction, supervision and/or control of the Agency and used for a purpose within the meaning of the applicable Constitutional and statutory provisions, including Section 874 of the New York State Industrial Development Agency Act, Title 1 of Article 18-A of the General Municipal Law, Chapter 24 of the Consolidated Laws of the State of New York, as amended (the "Enabling Act") , provided, however, such exemption will not extend to special assessments or ad valorem levies; and

      WHEREAS, the Company understands that it, as lessee of the Project Facility leased by the Agency, will, in fact, have no Exempt Taxes to pay under the provisions of the Lease from March 1, 1994 through the term of the Lease (the "Exemption Term") (each year measured by the twelve month period commencing with March 1, 1994, herein referred to as an "Exemption Year"); and

      WHEREAS, the Agency has indicated a reluctance for the taxing authorities (the "Authorities" or an "Authority") to lose all tax revenues from the Exempt Taxes during the Exemption Term which would otherwise be received by the Authorities if the Project Facility were owned by the Company.

      NOW THEREFORE, to provide for certain payments to the Authorities, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. The Company shall pay to each Authority all special assessments and ad valorem taxes coming due and payable during the term of the Lease for which the Project Facility is not exempt, no later that the last day during which such payments may be made without penalty.

      2. The Company shall pay to each Authority an amount in lieu of the Exempt Taxes (the "Pilot Payments") during each Exemption Year equal to one third (1/3) of such taxes that would be payable to each such Authority as if the Company, and not the Agency, owned the Project Facility.


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      This Agreement shall terminate on the date on which the Lease shall terminate and the Agency shall reconvey title to the Project Facility to the Company pursuant to the Lease.

      3. The Company will make Pilot Payments to each Authority hereunder for each Exemption Year by making the required payment to such Authority no later than the last day during which such Exempt Taxes could otherwise be made without penalty as if the Project Facility was owned by the Company.

      4. The Pilot Payments to be made by the Company pursuant to this Agreement are intended to be in lieu of all Exempt Taxes that would have to be paid on the Project Facility leased to the Company by the Lease.


      5. If by reason of a change in the Constitution or laws of the State of New York, or an interpretation of the Constitution or laws of the State of New York by the Court of Appeals (or such lower court from which the time to appeal has expired) of the State of New York, or for any other reason, the Company is required to pay any tax which the payments specified herein are intended to be in lieu of, the Company may deduct the aggregate of any such payments made by it from the amount herein agreed to be paid in lieu of such taxes and need only pay the difference. Furthermore, inasmuch as the Pilot Payments herein agreed to be made by the Company are intended to be in lieu of all Exempt Taxes, it is agreed that said payments shall not, as to any year, be in an amount greater than would be payable for such year for such Exempt Taxes, in the aggregate, by a private corporation on account of its ownership of the Project Facility.

      6. This Agreement shall be binding upon the successors and assigns of the parties.

      7. It is the intent of the parties that the Company will have all the rights and remedies of a taxpayer with respect to any real property or other tax, service charge, special benefit, ad valorem levy, assessment or special assessment or service charge because of which, or in lieu of which, the Company is obligated to make a payment hereunder, as if and to the same extent as if the Company were the owner of the Project Facility. It is the further intent of the parties that the Company will have all of the rights and remedies of a taxpayer as if and to the same extent as if the Company were the owner of the Project Facility with respect to any proposed assessment or change in assessment concerning the property, or any portion thereof, whether through an assessor, board of assessment review, court of law, or otherwise and likewise will be entitled to protest before and be heard by such assessor, board of assessment review, court of law or otherwise and will be entitled to take any and all appropriate appeals or initiate any proceedings to review the validity or amount of any assessment or the validity or amount of any taxes that would have been payable but for the provisions hereof. In the event, however, that a court of competent


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jurisdiction shall enter an order or judgment determining or declaring that, by reason of the Agency's ownership of the Project Facility, the Company does not have the right to bring a proceeding to review such assessment under the Real Property Tax Law or any other law, then the Company shall have the right to contest such assessment in the name and as agent of the Agency, and the Agency agrees to cooperate with the Company in all respects in any such proceeding.

      8. All amounts payable by the Company hereunder will be paid to the respective Authority and will be payable in such lawful money of the United States of America as at the time of payment is legal tender for the payment of public and private debts, including a check payable in such money.

      9. (a) If any term or provision hereof should be for any reason held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such term or provision will be deemed separate and independent and the remainder hereof will remain in full force and effect and will not be invalidated, impaired or otherwise affected by such holding or adjudication.

            (b) This Agreement may not be effectively amended, changed modified, altered or terminated except by an instrument in writing executed by the parties hereto.

            (c) All notices, certificates or other communications hereunder shall be in writing and shall be sufficiently given and shall be deemed given when mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the Agency or the Company, as the case may be, addressed as follows:
IF TO THE AGENCY:

      Oneida County Industrial Development Agency
      Oneida County Airport Terminal Building
      Oriskany, New York 13424
      Attention: Chairman

      WITH A COPY TO:

      Groben, Gilroy, Oster & Saunders
      185 Genesee Street
      P.O. Box 423
      Utica, NY 13503-0423
      Attn: James C. Oster, Esq.


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IF TO THE COMPANY:

      Special Metals Corporation
      Middle Settlement Road
      New Hartford, NY 13413
      Attention: President

      WITH A COPY TO:

      Bond, Schoeneck & King
      One Lincoln Center
      Syracuse, NY
      Attention: Ronald C. Berger, Esq.

provided, that the Agency or the Company may, by notice given hereunder to the other, designate any further or different addresses to which subsequent notices, certificates or other communications to them shall be sent.

      (e) This Agreement shall be governed by and construed in accordance with the laws of the State of New York.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                    ONEIDA COUNTY INDUSTRIAL
                                    DEVELOPMENT AGENCY


                                    By: _____________________________
                                          John T. McKenna,
                                          Chairman


                                    SPECIAL METALS CORPORATION


                                    By: _____________________________
                                          Donald R. Muzyka,
                                          President





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STATE OF NEW YORK       )
                        )  ss.:
COUNTY OF ONEIDA        )

      On this 1st day of February, 1994, before me personally came John T. McKenna, to me known, who being by me duly sworn did depose and say that he resides at Sauquoit, New York, that he is Chairman of the ONEIDA COUNTY INDUSTRIAL DEVELOPMENT AGENCY, the public benefit corporation described in the above instrument, and acknowledged that he executed the same by order of the members of such public benefit corporation.


                                s/James C. Oster
                                -----------------------------
                                Notary Public



STATE OF NEW YORK       )
                        ) ss.:
COUNTY OF ONEIDA        )

      On this 2nd day of February, 1994, before me personally came Donald R. Muzyka, to me known, who being by me duly sworn did depose and say that he resides at Clinton, New York, that he is President of Special Metals Corporation the corporation described in the above instrument, and acknowledged that he executed the same by order of the Board of Directors of such corporation.



                                s/James C. Oster
                                -----------------------------
                                Notary Public


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